Joint Filer Information



Name:                           Walter H. Haefner


Address:                        Utoquai 49,
                                8022 Zurich, Switzerland

Designated Filer:               Careal Holding AG

Issuer & Ticker Symbol:         Computer Associates International Inc. (CA)

Date of Earliest
  Transaction Required:         09/30/03


Signature:    /s/ Walter H. Haefner
             -------------------------
                Walter H. Haefner